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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 8-A/A-3
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        NATIONAL SERVICE INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


              Delaware                                58-0364900
(State of incorporation or organization)            (I.R.S. Employer
                                                     Identification No.)
   1420 Peachtree Street, N.E.,
          Atlanta, GA                                      30309
(Address of principal executive offices)                 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                                      Name of each exchange
to be so registered                                      on which each class
                                                         is to be registered
Preferred Stock Purchase Rights                          New York Stock Exchange

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. |_|

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. |_|

Securities  to be registered pursuant to Section 12(g)of the  Act:

                                      None
                                (Title of Class)
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This Amendment No. 3 is filed to supplement and amend the  information set forth in the Registration Statement on Form 8-A, filed as of May 11, 1988, as amended on May 17, 1988 and on December 17, 1997 (as amended, the "Registration Statement") by National Service Industries, Inc., a Delaware corporation (the "Company").

Item 1:  Description of Securities to be Registered.

     On April 30, 1998, National Service Industries, Inc., a Delaware corporation (the "Company"), amended its Amended and Restated Rights Agreement, dated as of December 17, 1997, between the Company and Wachovia Bank, N.A., as Rights Agent (as the same may be amended, supplemented or otherwise modified from time to time, the "Rights Agreement"), pursuant to the First Amendment, dated as of April 30, 1998, between the Company and First Chicago Trust Company of New York (the "Amendment"), to remove Wachovia Bank, N.A. as Rights Agent and to appoint First Chicago Trust Company of New York as the successor Rights Agent under the Rights Agreement effective June 22, 1998.

     The Amendment is attached hereto as Exhibit 1, which is incorporated by reference herein in its entirety. The foregoing description does not purport to be complete and is qualified in its entirety by reference to that Exhibit 1.

Item 2:  Exhibits.


          1. First Amendment dated as of April 30, 1998, between National Service Industries, Inc. and First Chicago Trust Company of New York, to the Amended and Restated Rights Agreement, dated as of December 17, 1997, between National Service Industries, Inc. and Wachovia Bank, N.A.
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                                                                          Page 3
                                 EXHIBIT INDEX


          Exhibit                    Description                            Page
             1    First Amendment dated  as of April 30,  1998,  between      5
                  National Service  Industries, Inc. and  First  Chicago
                  Trust Company of New York, to the Amended and Restated
                  Rights  Agreement,  dated  as  of  December 17,  1997,
                  between   National   Service   Industries,   Inc.  and
                  Wachovia Bank, N.A.
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                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                NATIONAL SERVICE INDUSTRIES, INC.


                                By:     s/Kenyon W. Murphy
                                Name:     Kenyon W. Murphy
                                Title:    V.P., Secretary, and Associate Counsel


Dated:  June 22, 1998
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                                                                          Page 5



                               FIRST AMENDMENT TO
                              AMENDED AND RESTATED
                                RIGHTS AGREEMENT



     THIS FIRST AMENDMENT, dated as of April 30, 1998 (the "Amendment") between National Service Industries, Inc., a Delaware corporation (the "Company"), Wachovia Bank, N.A. ("Wachovia"), and First Chicago Trust Company of New York ("First Chicago") to the AMENDED AND RESTATED RIGHTS AGREEMENT, dated as of December 17, 1997 (as the same may be amended, supplemented or otherwise modified from time to time, the "Rights Agreement"), between the Company and Wachovia.

     WHEREAS, the Company desires to amend the Rights Agreement to remove Wachovia, and appoint First Chicago, as Rights Agent under the Rights Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

Section 1.        Definitions and Section References.

     1.1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein without definition shall have the meanings assigned to them in the Rights Agreement.

     1.2. Section References. Unless otherwise indicated, all section and subsection references are to the Rights Agreement.

SECTION 2.        Amendments.

     2.1 Removal of Rights Agent. The Company hereby removes Wachovia as Rights Agent under the Rights Agreement, effective as of June 22, 1998.

     2.2 Successor Rights Agent. Pursuant to Section 22 of the Rights Agreement, the Company hereby appoints First Chicago as the successor Rights Agent under the Rights Agreement, effective as of June 22, 1998. First Chicago hereby assumes and agrees to be bound by all of the terms, provisions and conditions of the Rights Agreement and shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent and had been an original signatory to the Rights Agreement.
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     2.3  References  to  Rights  Agent.  Each  reference  to the  Rights  Agent contained in the Rights Agreement shall, on and after June 22, 1998, refer to First Chicago.

     2.4 Change of Legend. Section 3 of the Rights Agreement ("Issue of Rights Certificates") is hereby amended by amending and restating paragraph (c) of such section to read as follows:

     (c) Certificates issued for shares of Common Stock (including, without limitation, certificates issued upon transfer or exchange of Common Stock or reacquired shares of Common Stock referred to in the last sentence of this paragraph (c) or shares which become outstanding) after the date of this Agreement, but prior to the earlier of the Distribution Date or the Expiration Date (as such term is hereinafter defined), shall be deemed also to be certificates for Rights, and shall have impressed, printed, stamped, written or otherwise affixed onto them the following legend:

          This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Amended and Restated Rights Agreement between National Service Industries, Inc. and First Chicago Trust Co. of New York (the "Rights Agent") dated as of December 17, 1997, as amended and as it may be further amended or restated (the "Rights Agreement"), the terms of which are hereby incorporated by reference and a copy of which is on file at the principal offices of National Service Industries, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may expire, or may be evidenced by separate certificates and will no longer be evidenced by this certificate. National Service Industries, Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to or held by any Person who is, was or becomes an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and certain related persons whether currently held by or on behalf of such Person or by any subsequent holder of such Rights may become null and void.
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     With respect to such certificates  containing the foregoing  legend,  until the Distribution Date, the Rights associated with the Common Stock represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any of such certificates shall also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. In the event that the Company purchases or acquires any shares of Common Stock prior to the Distribution Date, any Rights associated with such shares of Common Stock shall be deemed cancelled and retired so that the Company shall not be entitled to exercise any Rights associated with the shares of Common Stock which are no longer outstanding.

     2.5 Notices to the Successor Rights Agent. Section 27 of the Rights Agreement ("Notices") is hereby amended by amending and restating the second paragraph of such section to read as follows:

     Subject to the provisions of Section 22, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

                 First Chicago Trust Company of New York
                 Suite 4660
                 525 Washington Boulevard
                 Jersey City, New Jersey   07310

                 Attn:  Tenders and Exchanges Administration

SECTION 3.        Miscellaneous.

     3.1. Continuing Effect. Except as expressly amended hereby, all of the terms and provisions of the Rights Agreement are and shall remain in full force and effect.

     3.2. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and to be performed entirely within such State.

     3.3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS  WHEREOF,  the parties hereto have caused this FIRST  AMENDMENT to be duly executed, all as of the date and year first above written.


                                      NATIONAL SERVICE INDUSTRIES, INC.



                                      By:  s/Brock Hattox
                                      Name:     Brock Hattox
                                      Title:    Executive Vice President and
                                                Chief Financial Officer



                                      FIRST CHICAGO TRUST COMPANY
                                      OF NEW YORK



                                      By:  s/Gerard J. O'Leary
                                      Name:     Gerard J. O'Leary
                                      Title:    Vice President



Acknowledged and Agreed:

WACHOVIA BANK, N.A.



By:  s/Deborah N. Keaton
Name:   Deborah N. Keaton
Title:  Vice President